UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 9, 2014

STOCK BUILDING SUPPLY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-36050	26-4687975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8020 Arco Corporate Drive, Suite 400

Raleigh, North Carolina 27617

(Address of principal executive offices) (Zip Code)

(919) 431-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2014, Stock Building Supply Holdings, Inc. (the “Company”) entered into amended and restated employment agreements (the “Amended and Restated Agreements”) with each of Jeffrey G. Rea, president and chief executive officer of the Company, James F. Major, Jr., executive vice president, chief financial officer and treasurer of the Company, and Bryan J. Yeazel, executive vice president and chief operating officer of the Company (collectively, the “named executive officers”). The amended and restated employment agreements amend and restate the employment agreements entered into between the Company and each of the named executive officers on August 14, 2013 (the “Original Agreements”).

The Amended and Restated Agreement for Mr. Yeazel contains a revised description of his position and duties to reflect his appointment as Executive Vice President and Chief Operating Officer effective July 1, 2014.

The Amended and Restated Agreements provide for increased severance benefits in case of termination without “cause” or resignation for “good reason” in connection with a “change of control” and modify the definition of “change of control.” Under the Amended and Restated Agreements, subject to execution of a separation agreement and general release, each of Messrs. Rea, Major and Yeazel will be entitled to an amount equal to the product of (a) (i) 3.0 in the case of Mr. Rea and 2.5 in the case of Messrs. Major and Yeazel if termination without “cause” or resignation for “good reason” occurs within 90 days preceding or twelve months following a “change of control” and (ii) 2.0 in the case of Mr. Rea and 1.5 in the case of Messrs. Major and Yeazel in the case of any other termination without “cause” or for “good reason,” and (b) the sum of (x) the highest annual base salary rate for such named executive officer in effect over the prior two years and (y) the highest target annual bonus or annual cash bonus actually paid over the prior two years, whichever is greater, which shall be paid over the 24 month period in the case of Mr. Rea and the 18 month period in the case of Messrs. Major and Yeazel following the separation. Upon termination without “cause” or resignation for “good reason,” each of Messrs. Rea, Major and Yeazel are also entitled to reimbursement for the marginal cost of Consolidated Omnibus Budget Reconciliation Act of 1985 benefits for 18 months following the separation.

Under the Amended and Restated Agreements, the term “change of control” includes the following events: (i) approval by the board of directors of a plan of liquidation, dissolution or winding-up of the Company; (ii) the consummation of a sale or other disposition of all or substantially all of the assets of the Company and its subsidiaries; (iii) any person (other than the Company, Gores Building Holdings, LLC or its affiliates, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of common stock of the Company), becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities or otherwise acquiring the power to elect or designate a majority of the members of the board of directors and (iv) a merger or consolidation of the Company with another entity as a result of which (a) the voting securities of the other entity represent more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or (b) the shareholders of such other entity have the power to elect or designate a majority of the members of the board of directors of the Company or the surviving entity. Under the Amended and Restated Agreements, the decrease of the equity holdings of Gores Building Holdings, LLC or any of its affiliates in the Company, does not constitute a “change in control,” unless such reduction in equity holdings is part of a transaction that constitutes a “change in control” pursuant to clauses (iii) or (iv) above.

Under the Amended and Restated Agreements of Messrs. Major and Yeazel, the causes for resignation for “good reason” no longer exclude diminution of any expanded duties and responsibilities derived from the Company’s status as a public company if the named executive officer has failed to adequately perform such public company duties.

Except as described above, the terms of the Original Agreements remain in full force and effect. The description of the Amended and Restated Agreements of each of Messrs. Rea, Major and Yeazel set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished herewith.

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and Jeffrey G. Rea

10.2	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and James F. Major, Jr.

10.3	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and Bryan J. Yeazel

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STOCK BUILDING SUPPLY HOLDINGS, INC.

	By	/s/ C. Lowell Ball
C. Lowell Ball Senior Vice President and General Counsel

Date: October 10, 2014

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and Jeffrey G. Rea

10.2	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and James F. Major, Jr.

10.3	Amended and Restated Employment Agreement, dated as of October 9, 2014, between Stock Building Supply Holdings, Inc. and Bryan J. Yeazel